                                                                    Exhibit 3.84

                            ARTICLES OF INCORPORATION

                                       OF

                      HEMET VALLEY AMBULANCE SERVICE, INC.

KNOW ALL MEN BY THESE PRESENT that we, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of California, and we hereby certify:

     ARTICLE I:

     The name of this corporation is HEMET VALLEY AMBULANCE SERVICE, INC.

     ARTICLE II:

     The corporation's purposes are:

     (a) The specific business in which the corporation is primarily to engage, is the vehicular transport of sick and/or injured persons;

     (b) To engage in any one or more businesses or transactions which the Board of Directors of this corporation may from time to time authorize or approve, whether related or unrelated to the business described in (a) above or to any other business then or theretofor done by this corporation;

     (c) To exercise any and all rights and powers which a corporation may now or hereafter exercise;

     (d) To act as principal, agent, joint venturer, partner or in any other capacity which may be authorized or approved by the Board of Directors of this corporation; and

     (e) To transact business in the State of California or in any other jurisdiction of the United State of America or elsewhere in the world.

     The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers in each clause shall, except where otherwise expressed, be in no wise limited or restricted by reference to or inference from the terms or provisions of any other clause but shall be regarded as independent purposes and powers.

     ARTICLE III;

     The county in the State of California where the principal office for the transaction of business of this corporation is to be located is Riverside County.

     ARTICLE IV:

     The number of directors of the corporation is three. The names and addresses of the persons who are appointed as first directors are:

GARY L. FRITZINGER   25670 Las Flores
                     Hemet, California 92343

MAXIE HYMAS          27091 Val Dean Way
                     Hemet, California 92343

HILLAS F. COLE       44313 Acacia Avenue
                     Hemet, California 92343

     ARTICLE V:

     The corporation is authorized to issue only one class of shares of stock. The total number of shares that the corporation is authorized to issue is 2,000 shares. The aggregate par value of the shares is $200,000.00 and the par value of each share is $100.00. No distinction shall exist between the shares of the corporation or between the holders thereof.

- - - - - -

     ARTICLE VI:

     (a) Before there can be a valid sale or transfer of any of the shares of this corporation by the holders thereof, the holder of the shares to be sold or transferred shall first give notice, in writing, to the secretary of this corporation of his intention to sell or transfer such shares. Said notice shall specify the number of shares to be sold or transferred, the price per share, and the terms upon which such holder intends to make such sale or transfer. The secretary shall, within five days thereafter, mail or deliver a copy of said notice to each of the other shareholders of record of this corporation. Such notice may be delivered to such shareholders personally, or may be mailed to the last known address of such shareholders, as the same may appear on the books of this corporation. Within ten days after mailing or delivering of said notice to said shareholders, any such shareholder or shareholders desiring to acquire any part or all of the shares referred to in said notice shall deliver by mail or otherwise to the secretary of this corporation a written offer or offers, expressed to be acceptable immediately, to purchase the specified number or numbers of such shares at the price and upon the terms stated in said notice, accompanied by the purchase price therefor with authorization to pay such purchase price against delivery of said shares.

     If the total number of shares specified in such offers exceeds the number of shares referred to in said notice, each offering shareholder shall be entitled to purchase such proportion of the shares referred to in said notice to the secretary, as the number of shares of this corporation, which he holds, bears to the total number of shares held by all such shareholders desiring to purchase the shares referred to in said notice to the secretary.

     If all of the shares referred to in said notice to the secretary are not disposed under such apportionment, each shareholder desiring to purchase shares in a number in excess of his proportionate share, as provided above, shall be entitled to purchase such proportion of those shares which remain thus undisposed of, as the total number of shares which he holds bears to the total number of shares held by all of the shareholders desiring to purchase shares in excess of those to which they are entitled under such apportionment.

     If one or more of the other shareholders offers to purchase in the aggregate, within said ten-day period, less than all of the shares referred to in said notice to the secretary, the shareholder desiring to sell or transfer shall not be obligated to accept any such offer or offers from one or more of the other shareholders and may dispose of all of the shares of stock referred to in said notice, to any person or persons whomsoever; provided. however, that he shall not sell or transfer such shares at a lower price or on terms more favorable to the purchaser or transferee than those specified in said notice to the secretary.

     Any sale or transfer, or purported sale or transfer, of the shares of said corporation shall be null and void unless the terms, conditions and provisions of this Article VI are strictly observed and followed.

     (b) Each shareholder or subscriber to shares of this corporation shall be entitled to full preemptive or preferential rights, as such rights have been heretofore defined at common law, to purchase and/or subscribe for his proportionate part of any shares which may be issued at any time by this corporation.

     IN WITNESS WHEREOF, the undersigned, constituting the incorporators and first directors of this corporation, have executed these Articles of Incorporation on this 6th day of July, 1973.


                                        /s/ Garry L. Fritzinger
                                        ----------------------------------------
                                        GARY L. FRITZINGER


                                        /s/ Maxie Hymas
                                        ----------------------------------------
                                        MAXIE HYMAS


                                        /s/ Hillas F. Cole
                                        ----------------------------------------
                                        HILLAS F. COLE

STATE OF CALIFORNIA )
                    : ss
COUNTY OF RIVERSIDE )

     On July 6, 1973, before me, a Notary Public in and for said County and State, personally appeared GARY L. FRITZINGER, MAXIE HYMAS, AND HILLAS F. COLE, known to me to be the persons whose names are subscribed to the foregoing Articles of Incorporation, and acknowledged to me that they executed the same.

     WITNESS my hand and Official Seal.


                                       /s/ Elizabeth L. Domenigen
                                       -----------------------------------------
                                       Notary Public in and for County and State